Exhibit 99.1

For Immediate Release                                    For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD 2012 SALES AND EARNINGS

Bluffton, Indiana - February 20, 2013 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported fourth quarter 2012 diluted earnings per share (EPS) of $0.55, an increase of 10 percent compared to 2011 fourth quarter diluted EPS of $0.50. In the fourth quarter of 2012, the Company's adjusted EPS was $0.56, a 12 percent increase over the adjusted EPS during the fourth quarter 2011 (see table below for a reconciliation of GAAP EPS to the adjusted EPS). Fourth quarter 2012 sales were $205.2 million, an increase of 10 percent compared to 2011 fourth quarter sales of $187.2 million.

For the full year 2012, diluted earnings per share were $3.46, an increase of 31 percent compared to 2011 diluted earnings per share of $2.65. Adjusted earnings per share were $3.14, an increase of 16 percent versus the $2.70 adjusted earnings per share in 2011 (See the table below for a reconciliation of the GAAP EPS to the adjusted EPS). Full year 2012 sales were $891.3 million, an increase of about 9 percent compared to 2011 sales of $821.1 million.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“We are pleased to report a very positive ending to a record year for Franklin Electric. In the fourth quarter, the Company's revenue improved by 10 percent, our adjusted earnings per share increased by 12 percent and our adjusted operating income margin improved 170 basis points versus the fourth quarter of 2011.

For the full year 2012, our revenue and adjusted earnings per share were at record levels for the third consecutive year and our total shareholder return during 2012 was nearly 40 percent.

In the fourth quarter, we benefited significantly from sales in developing regions, a key strategic focus for the Company. About 40 percent of the Company's sales are derived from developing regions and during the fourth quarter those sales grew organically by 16 percent after excluding the impact of foreign currency translation.

Also in the fourth quarter, we continued to gain market share in the North American water systems pump market, launched our first Energy Systems artificial lift pumping products, broke ground on a new manufacturing facility in Brazil and our Fueling Systems business acquired Flex-ing Incorporated of Sherman, Texas. ”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Fourth Quarter			For the Full Year
(in millions)	2012	2011	Change	2012	2011	Change

Net Income attributable to FE Co., Inc. Reported	$13.1	$11.5	14%	$82.9	$63.1	31%

Non-GAAP adjustments (before tax):
Restructuring	$0.1	$0.1		$0.2	$1.6
Legal matters	$0.4	$—		$0.4	$0.7
Acquisition related items	$—	$—		$1.3	$—
FX gain on forward purchase contract	$—	$—		$—	$(0.6)
Gain on Pioneer Investment	$—	$—		$(12.2)	$—

Non-GAAP adjustments, net of tax:
Restructuring	$—	$0.1		$0.1	$1.2
Legal matters	$0.3	$—		$0.3	$0.5
Acquisition related items	$—	$—		$0.9	$—
FX gain on forward purchase contract	$—	$—		$—	$(0.5)
Gain on Pioneer Investment	$—	$—		$(8.9)	$—

Net Income attributable to FE Co.,Inc. after Non-GAAP Adjustments (Adjusted net income)	$13.4	$11.6	16%	$75.3	$64.3	17%

Earnings Per Share	For the Fourth Quarter			For the Full Year
Before and After Non-GAAP Adjustments	2012	2011	Change	2012	2011	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	24.0	23.8	1%	23.9	23.7	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.55	$0.50	10%	$3.46	$2.65	31%

Restructuring Per Share, net of tax	$—	$—		$—	$0.05
Legal matters Per Share, net of tax	$0.01	$—		$0.01	$0.02
Acquisition related items Per Share, net of tax	$—	$—		$0.04	$—
FX gain on forward purchase contract Per Share, net of tax	$—	$—		$—	$(0.02)
Gain on Pioneer Investment Per Share, net of tax	$—	$—		$(0.37)	$—

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.56	$0.50	12%	$3.14	$2.70	16%

Net Sales	For the Fourth Quarter			For the Full Year
(in millions)	Water	Fueling	Consolidated	Water	Fueling	Consolidated

Sales for 2011	$143.9	$43.3	$187.2	$654.1	$167.0	$821.1

Acquisitions	$10.4	$1.2	$11.6	$57.9	$1.2	$59.1
Foreign Exchange	$(3.5)	$(0.3)	$(3.8)	$(29.2)	$(3.8)	$(33.0)
Volume/Price Change	$6.7	$3.5	$10.2	$32.2	$11.9	$44.1
Sales for 2012	$157.5	$47.7	$205.2	$715.0	$176.3	$891.3

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Fourth Quarter 2012
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$22.1	$10.6	$(11.7)	$21.0
% Operating Income To Net Sales	14.0%	22.2%	—%	10.2%

Non-GAAP Adjustments:
Restructuring	$0.1	$—	$—	$0.1
Legal matters	$—	$0.4	$—	$0.4
Acquisition related items	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$22.2	$11.0	$(11.7)	$21.5
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	14.1%	23.1%	—%	10.5%

	For the Fourth Quarter 2011
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$18.6	$9.1	$(11.4)	$16.3
% Operating Income To Net Sales	12.9%	21.0%	—%	8.7%

Non-GAAP Adjustments:
Restructuring	$—	$0.1	$—	$0.1
Legal matters	$—	$—	$—	$—
Acquisition related items	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$18.6	$9.2	$(11.4)	$16.4
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	12.9%	21.2%	—%	8.8%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Full Year of 2012
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$124.1	$36.6	$(47.7)	$113.0
% Operating Income To Net Sales	17.4%	20.8%	—%	12.7%

Non-GAAP Adjustments:
Restructuring	$0.2	$—	$—	$0.2
Legal matters	$—	$0.4	$—	$0.4
Acquisition related item	$1.3	$—	$—	$1.3
Operating Income after Non-GAAP Adjustments	$125.6	$37.0	$(47.7)	$114.9
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	17.6%	21.0%	—%	12.9%

	For the Full Year of 2011
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$105.3	$31.3	$(43.2)	$93.4
% Operating Income To Net Sales	16.1%	18.7%	—%	11.4%

Non-GAAP Adjustments:
Restructuring	$1.5	$0.1	$—	$1.6
Legal matters	$—	$0.7	$—	$0.7
Acquisition related items	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$106.8	$32.1	$(43.2)	$95.7
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	16.3%	19.2%	—%	11.7%

Water Systems

Water Systems revenues were $157.5 million in the fourth quarter 2012, an increase of $13.6 million or about 9 percent versus the fourth quarter 2011. Water Systems organic sales growth, excluding acquisitions and foreign currency translation, was about 5 percent.

Water Systems operating income after non-GAAP adjustments increased by 19 percent and adjusted operating income margin improved by 120 basis points compared to the fourth quarter prior year. The operating income margin improvement was primarily attributable to lower converting costs and improved efficiencies that resulted from the Company's investment in world class manufacturing facilities in low cost regions.

Water Systems sales in the U.S. and Canada represented about 34 percent of the Company's consolidated sales and grew by about 10 percent during the quarter. After excluding acquisitions and foreign currency translation, U.S. and Canada Water Systems sales declined by about 4 percent during the quarter. The entire organic sales decline is attributable to two Original Equipment Manufacturer (OEM) customers that purchased a disproportionate share of their annual motor requirements during the fourth quarter of 2011 ahead of a price increase. Excluding these two customers, organic sales growth in the U.S. and Canada was about 4 percent driven by higher wastewater and residential pump sales.

Water Systems sales in Latin America were about 15 percent of consolidated sales during the fourth quarter and increased by about 10 percent compared to the prior year. Organic sales growth in Latin America was 18 percent excluding acquisitions and foreign currency translation. This organic growth was driven in large part by strong sales in Brazil, where the Company's introduction of a new line of submersible pumps and motors has been well received in the market place. In addition, sales from the Company's distribution center in Chile are also growing rapidly.

Water Systems sales in the Middle East and Africa were about 12 percent of consolidated sales and grew by about 8 percent compared to the fourth quarter 2011. Organic sales growth in this region was about 11 percent excluding acquisitions and foreign currency translation. Much of this organic growth can be attributed to strong sales of groundwater pumping equipment in Turkey and Southern Africa.

Water Systems sales in Europe were about 9 percent of consolidated sales and grew by about 6 percent compared to the fourth quarter 2011. Organic sales growth in Europe was 7 percent when excluding acquisitions and foreign currency translation and was led by sales of stainless steel pumps and components from the Company's Vertical business unit.

Water Systems sales in the Asia-Pacific region were about 7 percent of consolidated sales and increased by about 11 percent compared to the fourth quarter prior year. Organic sales growth in Asia-Pacific was 7 percent when excluding acquisitions and foreign currency translation. Growth in this region was led by double digit growth of both agricultural and residential pumps and motors in Australia and Southeast Asia.

Fueling Systems

Fueling Systems sales were about 23 percent of consolidated sales and increased by about 10 percent versus the fourth quarter 2011. Fueling Systems organic sales growth was about 8 percent excluding acquisitions and foreign currency translation, led by increases in developing regions where the organic sales growth rate was 22 percent compared to the prior year. The growing population of motor vehicles in the developing world is causing increased demand for Fueling Systems products. Fueling Systems sales are also benefiting from the long-term trend for station owners in international markets to convert from suction pumping technology to the Company's pressure pumping system.

During the fourth quarter the Company announced the purchase of Flex-ing Incorporated of Sherman, Texas. Flex-ing designs and manufactures a variety of fueling equipment that is distributed through the same channels as the core product offering of Franklin Fueling Systems. Key products include stainless steel flexible hose connectors, composite manhole covers and dispenser pump hose. Calendar year 2012 sales for Flex-ing were approximately $13 million.

Fueling Systems operating income after non-GAAP adjustments increased by 20 percent compared to the fourth quarter prior year. Operating income margin improved by 190 basis points over the same period prior year. The operating income margin improvement was due primarily to leverage from higher sales and tight control of fixed costs.

Overall

The Company's gross profit increased by about 12 percent and gross profit margins improved by 90 basis points compared to the fourth quarter prior year. The gross profit increase was primarily due to productivity and quality improvements in the Company's manufacturing facilities combined with a slowing rate of raw material inflation.

Selling, General, and Administrative (SG&A) expenses increased by about 7 percent compared to the fourth quarter prior year. Almost all of the increase can be attributed to businesses acquired since the fourth quarter of 2011. SG&A expenses as a percent of sales declined by about 65 basis points compared to the fourth quarter 2011.

The Company ended the fourth quarter of 2012 with a cash balance of about $103 million which was $50 million less than at the end of 2011. The cash balance decrease was caused primarily by the Pioneer Pump, Cerus and Flex-ing acquisitions.

In 2012, the Company committed approximately $43 million to capital expenditures driven in large part by the new Corporate Headquarters and Product Development center in Fort Wayne, Indiana. The Company expects 2013 capital spending to be approximately $63 million due to the completion of the Fort Wayne facility, the substantial completion of a new manufacturing facility in Brazil, investments in pump rental equipment in the United Kingdom and other productivity investments made by the Company in its facility in Linares, Mexico. The Company believes that in 2014, capital spending levels will decline sharply.

The Company had no outstanding balance on its revolving debt agreement at the end of the fourth quarter of 2012 or 2011.

Commenting on the outlook for the first quarter of 2013, Mr. Trumbull said:

“Although we remain mindful of the continuing economic uncertainty in many of our end markets, and the likelihood of foreign currency translation lowering our Water Systems sales by about two percent, we expect that during the first quarter of 2013 our Water Systems sales and operating income after non-GAAP adjustments will improve by 7 to 11 percent versus the first quarter of 2012.

Additionally, we estimate that our Fueling Systems sales and operating income after non-GAAP adjustments will grow by 16 to 20 percent compared to the first quarter prior year led by increasing international sales.

Overall we believe that our EPS after non-GAAP adjustments will increase by 8 to 12 percent compared to the record first quarter of 2012.”

A conference call to review earnings and other developments in the business will commence at 5:00pm EST. The fourth quarter and fiscal year 2012 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=125228&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.
A replay of the conference call will be available Wednesday February 20, 2013 at 8pm EST through midnight EST on Saturday March 2, 2013, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 97821760.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income attributable to Franklin Electric Co., Inc. after non-GAAP adjustments (or adjusted net income), fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2011, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Fourth Quarter Ended		Fiscal Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Net sales	$205,168	$187,237	$891,345	$821,077
Cost of sales	136,695	126,386	589,681	548,772
Gross profit	68,473	60,851	301,664	272,305
Selling, general, and administrative expenses	47,369	44,410	188,486	177,320
Restructuring expense	147	115	221	1,587
Operating income	20,957	16,326	112,957	93,398
Interest expense	(2,891)	(2,973)	(10,208)	(10,502)
Other income	485	1,551	14,901	5,661
Foreign exchange income/(expense)	(111)	489	(1,662)	(1,422)
Income before income taxes	18,440	15,393	115,988	87,135
Income taxes	5,111	3,880	32,250	23,412
Net income	$13,329	$11,513	$83,738	$63,723
Less: Net income attributable to noncontrolling interests	(184)	33	(874)	(624)
Net income attributable to Franklin Electric Co., Inc.	$13,145	$11,546	$82,864	$63,099

Income per share:
Basic	$0.55	$0.51	$3.52	$2.71
Diluted	$0.55	$0.50	$3.46	$2.65

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	December 29, 2012	December 31, 2011
ASSETS

Cash and equivalents	$103,338	$153,337
Receivables	102,918	78,435
Inventories	191,848	141,693
Other current assets	30,813	27,018
Total current assets	428,917	400,483

Property, plant, and equipment, net	171,975	146,409
Goodwill and other assets	375,487	282,638
Total assets	$976,379	$829,530

LIABILITIES AND EQUITY

Accounts payable	$68,660	$45,481
Accrued expenses and other	61,803	64,638
Current maturities of long-term debt and short-term borrowings	15,176	13,978
Total current liabilities	145,639	124,097

Long-term debt	150,729	150,000
Deferred income taxes	40,136	15,348
Employee benefit plans	78,967	68,746
Other long-term liabilities	38,659	15,494

Redeemable noncontrolling interest	5,263	5,407

Total equity	516,986	450,438
Total liabilities and equity	$976,379	$829,530

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	2012	2011

Cash flows from operating activities:
Net income	$83,738	$63,723
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	28,335	25,295
Share-based compensation	6,253	3,970
Gain on equity investment	(12,212)	—
Other	5,354	5,775
Changes in assets and liabilities:
Receivables	(9,603)	(926)
Inventory	(23,706)	3,923
Accounts payable and accrued expenses	5,330	6,827
Other	(13,298)	(8,666)
Net cash flows from operating activities	70,191	99,921

Cash flows from investing activities:
Additions to property, plant, and equipment	(39,312)	(21,846)
Proceeds from sale of property, plant, and equipment	2,286	324
Additions to intangibles	(744)	(1,216)
Cash paid for acquisitions	(64,359)	(32,199)
Additional consideration for prior acquisitions	—	(7,765)
Loans to customers	—	(3,318)
Proceeds from loans to customers	489	265
Net cash flows from investing activities	(101,640)	(65,755)

Cash flows from financing activities:
Change in debt	(4,436)	(76)
Proceeds from issuance of common stock	15,432	8,910
Excess tax from share-based payment arrangements	5,246	2,495
Purchases of common stock	(21,689)	(13,910)
Dividends paid	(13,811)	(12,890)
Net cash flows from financing activities	(19,258)	(15,471)
Effect of exchange rate changes on cash	708	(5,428)
Net change in cash and equivalents	(49,999)	13,267
Cash and equivalents at beginning of period	153,337	140,070
Cash and equivalents at end of period	$103,338	$153,337